SECURITIES AND EXCHANGE COMMISSION

                             Washington, DC  20549




                                   Form 8-K

                                CURRENT REPORT


                      Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported):  March 3, 1994


                    DAIRY MART CONVENIENCE STORES, INC.
            (Exact name of registrant as specified in its charter)


         Delaware                 0-12497                04-2497894
(State or Other Jurisdiction  (Commission File  (IRS Employer Identification
     of Incorporation)             Number)                 Number)



One Vision Drive, Enfield, Connecticut                            06082
(Address of Principal Executive Offices)                       (Zip Code)



Registrant's telephone number, including area code       (203) 741-4444




                                          N/A
        (Former name or former address, if changed since last report.)

Item 5.   Other Events


     On March 3, 1994, Dairy Mart Convenience Stores, Inc. (the "Company") issued $75 million of 10.25% Senior Subordinated Notes Due 2004 (the "Notes") through a public offering underwritten by Bear, Stearns & Co., Inc. (the "Underwriter").

     The Company used part of the net proceeds from the sale of the Notes:
(1) to repay the entire indebtedness outstanding of approximately $34.0 million under the Company's credit agreement with Chemical Bank (as successor to Manufacturers Hanover Trust Company) as agent lender, along with other lenders party thereto, dated as of January 9, 1991, as amended (the "Existing Credit Agreement"); and (2) to redeem all of the Company's outstanding 14.25% Subordinated Debentures Due 2000 ("Subordinated Debentures") in the aggregate principal amount of $27.9 million, which amount includes a premium for early redemption, and which redemption is expected to be completed on or about April 4, 1994. The Company estimates that the net proceeds of the sale of the Notes remaining after the payment of the indebtedness under the Existing Credit Agreement, the redemption of the Subordinated Debentures, the payment of the Underwriter's discount, and the payment of fees expenses will be approximately $11.0 million and will be used for working capital and general corporate purposes.

     In connection with the sale of the Notes and the repayment of the entire indebtedness outstanding under the existing Credit Agreement, the Company entered into a new credit agreement with Fleet Bank, National Association ("Fleet") and Society National Bank ("Society") (the "New Credit Agreement"). Pursuant to the New Credit Agreement, the Company may borrow up to $30.0 million under revolving credit loans (including up to $15.0 million for letters of credit). All outstanding indebtedness under the New Credit Agreement will be due and payable in full on March 1, 1997; however, provided no default exists under the New Credit Agreement, the Company may extend such due date for up to two additional one-year periods, with the consent of the lenders.

     All amounts outstanding under the New Credit Agreement are secured by the pledge of all of the outstanding capital stock of most of the Company's direct and indirect subsidiaries, and by amounts payable to the Company which arise by, from, or were created by, loans or other extensions of credit by the Company to any of its subsidiaries. Loans under the New Credit Agreement will generally bear interest, at the Company's option, at the per annum rate of either (1) 0.25% above Fleet's then current prime rate and/or (2) from 2.00% to 2.50% above LIBOR.

                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, Dairy Mart Convenience Stores, Inc. has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                               DAIRY MART CONVENIENCE STORES, INC.



Dated:  March 22, 1994         By:/s/
                                  Gregory G. Landry
                                  Its Executive Vice President
                                  and Chief Financial Officer